[Letterhead of Georgeson & Company Inc.,
              Proxy Tabulator for ICN Pharmaceuticals, Inc.]

May 11, 1998





Dear Stockholder:

Georgeson & Company would like to thank you for returning your proxy card for the Annual Meeting of Stockholders for ICN Pharmaceuticals, Inc. on May 27, 1998.

Unfortunately, you neglected to sign the card, making it invalid. We are returning the card for your signature and hope that you will return it to us as soon as possible. Due to the approaching meeting date, your promptness would be greatly appreciated.

Thank you, once again!

Sincerely,



GEORGESON & COMPANY INC.
(Proxy Tabulator for ICN Pharmaceuticals, Inc.)